Chang G. Park, CPA, Ph. D.

 2667 CAMINO DEL RIO S. PLAZA B   /   SAN DIEGO ( CALIFORNIA 92108-3707

 TELEPHONE (858)722-5953    /    FAX (858) 761-0341   /    FAX (858) 433-2979

( E-MAIL changgpark@gmail[dot]com)

October 20, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of September 23, 2009 on the audited financial statements of Alarming Devices, Inc. as of August 31, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

Chang G. Park, CPA

San Diego, CA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board